As filed with the Securities and Exchange Commission on February 6, 2014
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________
FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
______________________

Evogene Ltd.
(Exact name of registrant as specified in charter)

State of Israel (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
13 Gad Feinstein Street Park Rehovot P.O.B. 2100 Rehovot, Israel (Address of principal executive offices)	76121 (Zip Code)

Evogene Share Option Plan (2002)
Evogene Ltd. Key Employee Share Incentive Plan, 2003
The Evogene Ltd. 2013 Share Option Plan
(Full Title of the Plan)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302) 738-6680
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of communications to:

Joshua G. Kiernan, Esq. Colin J. Diamond, Esq. White & Case LLP 1155 Avenue of the Americas New York, NY 10036 Tel: (212) 819-8200 Fax: (212) 354-8113	Dan Shamgar, Adv. Mike Rimon, Adv. Meitar Liquornik Geva Leshem Tal 16 Abba Hillel Road Ramat Gan 52506, Israel Tel: +972 (3) 610-3100 Fax: +972 (3) 610-3111

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, par value NIS 0.02	3,498,955	$9.03	(2)	$31,595,564	$4,070
Ordinary Shares, par value NIS 0.02	556,508	$17.72	(3)	$9,861,322	$1,275

(1)
This Registration Statement on Form S-8 covers the following Ordinary Shares of Evogene Ltd. (the “Registrant”): (i) 1,215,000 ordinary shares issuable upon the exercise of options granted prior to the date hereof under the Registrant’s 2013 Share Option Plan (the “2013 Compensation Plan”), (ii) 2,195,279 ordinary shares issuable upon the exercise of options granted prior to the date hereof under the Registrant’s 2003 Key Employee Share Incentive Plan (the “2003 Compensation Plan”), (iii) 88,676 ordinary shares issuable upon the exercise of options granted prior to the date hereof under the Registrant’s 2002 Share Option Plan (the “2002 Compensation Plan” and, together with the 2013 Compensation Plan and the 2003 Compensation Plan, the “Compensation Plans”), (iv) 556,508 ordinary shares that may be issued under the 2013 Compensation Plan, and (v) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate number of additional shares that may become issuable under the terms of the Compensation Plans by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s ordinary shares.

(2)
Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of $9.03 per share, the weighted average exercise price of the 3,498,955 ordinary shares issuable upon exercise of outstanding options under the Compensation Plans as of the date of this Registration Statement.

(3)
Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and (c) on the basis of the average of the high and low prices ($17.82 and $17.61) of the Registrant’s ordinary shares as quoted on the New York Stock Exchange on February 5, 2014 with respect to ordinary shares reserved for issuance pursuant to options to be issued in the future.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                                Plan Information*

Item 2.                                Registrant Information and Employee Plan Annual Information*

* The documents containing the information specified in this Part I of Form S-8 (plan information and registration information and employee plan annual information) will be sent or given to employees as specified by the Securities and Exchange Commission (the “Commission”) pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Commission either as part of this registration statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                Incorporation of Documents by Reference

The following documents filed by Evogene Ltd. (the “Company”) are incorporated herein by reference:

(i)
the Company’s final prospectus filed on November 22, 2013 pursuant to Rule 424(b)(4) under the Securities Act in connection with the Company’s Registration Statement on Form F-1 (File No. 333-191315); and

(ii)	the description of the Company’s Ordinary Shares contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-36187) filed with the Commission on November 8, 2013.

        In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                                Description of Securities.

Not applicable.

Item 5.                                Interests of Named Experts and Counsel

Not applicable.

Item 6.                                Indemnification of Directors and Officers

Under the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. The company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law and the Israeli Securities Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

•
a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Companies Law and the Israeli Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder;

•	a financial liability imposed on the office holder in favor of a third party;

•	a financial liability imposed on the office holder in favor of a third party harmed by a breach in an administrative proceeding; and

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation and nominating committee and the board of directors and, with respect to directors and the chief executive officer (subject to certain exemptions), also by the shareholders (with a special majority among the shareholders who have no personal interest in such approval).

Our articles of association allow us to indemnify and insure our office holders for any liability imposed on them as a consequence of an act which was performed by virtue of being an office holder. Our shareholders have approved an amendment to our articles of association that extends such indemnification and insurance to cover omissions by our office holders (in their role as such) as well. Our office holders are currently covered by a directors’ and officers’ insurance policy.

We have entered into agreements with each of our directors and executive officers exculpating them, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount equal to 25% of our shareholders’ equity as reflected in our most recent consolidated financial statements prior to the date on which the indemnity payment is made. Our shareholders have approved an amendment to such indemnification agreements pursuant to which, to the extent that the amount equal to 25% of our shareholders’ equity is insufficient to cover all indemnity amounts payable with respect to all indemnifiable directors and executive officers, such amount will be allocated among our directors and executive officers pro rata, in accordance with their relative culpabilities, as finally determined by a court with respect to a particular claim. The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third party pursuant to an indemnification arrangement.

In the opinion of the Securities and Exchange Commission, indemnification of directors and office holders for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, however, is against public policy and therefore unenforceable.

There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

Item 7.                                Exemption from Registration Claimed

Not applicable.

Item 8.                                Exhibits

The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.

Item 9.                                Undertakings

The undersigned Registrant, Evogene Ltd., hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

        provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

    (2)        that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3)        to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

        The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rehovot, State of Israel, on February 6, 2014.

EVOGENE LTD.
By:	/s/ Ofer Haviv
Name: Ofer Haviv
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Ofer Haviv and Sigal Fattal, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on February 6, 2014 in the capacities indicated:

Name	Title
By: /s/ Ofer Haviv Ofer Haviv	President and Chief Executive Officer (Principal Executive Officer)
By: /s/ Sigal Fattal Sigal Fattal	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
By: /s/ Martin Gerstel Martin Gerstel	Chairman of the Board
By: /s/ Michael Anghel Dr. Michael Anghel	Director
By: /s/ Ziv Kop Ziv Kop	Director
By: /s/ Adina Makover Dr. Adina Makover	Director

Name	Title
By: /s/ Leon Recanati Leon Recanati	Director
By: /s/ Simcha Sadan Dr. Simcha Sadan	Director
By: /s/ Kinneret Livnat Savitzky Dr. Kinneret Livnat Savitzky	Director
PUGLISI & ASSOCIATES By: /s/ Donald J. Puglisi Name: Donald J. Puglisi Title: Managing Director, Puglisi & Associates	Authorized Representative in the United States

EXHIBITS

Exhibit No.	Description
5.1	Opinion of Meitar Liquornik Geva Leshem Tal, Israeli counsel to the Registrant, as to the validity of the ordinary shares (including consent)
23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global
23.2	Consent of Meitar Liquornik Geva Leshem Tal (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page to this Registration Statement)
99.1	Evogene Share Option Plan (2002) (incorporated by reference to Exhibit 10.10 of the Registration Statement on Form F-1 of the Registrant (File No. 333-191315))

99.2	Evogene Ltd. Key Employee Share Incentive Plan, 2003 (incorporated by reference to Exhibit 10.11 of the Registration Statement on Form F-1 of the Registrant (File No. 333-191315))
99.3	The Evogene Ltd. 2013 Share Option Plan (incorporated by reference to Exhibit 10.12 of the Registration Statement on Form F-1 of the Registrant (File No. 333-191315))